CEA INDUSTRIES INC.
NON-EMPLOYEE DIRECTOR COMPENSATION POLICY
Effective December 10, 2025

ARTICLE I

PURPOSE

The primary purposes of the CEA Industries Inc. (the “Company”) Non-Employee Director Compensation Policy (this “Policy”) are as follows:

- to pay differentially higher compensation for higher levels of work, responsibility and performance, in accordance with industry standards;
- to provide a compensation structure that will attract highly competent candidates; and
- to provide a significant portion of compensation in the form of equity-based awards to further align non-employee director compensation with shareholder interests.

All references to “Director” in this Policy shall mean a member of the Company’s Board of Directors (the “Board”) who is not employed by the Company.

ARTICLE II

BASE ANNUAL RETAINER

2.1 Annual Retainer: Each Director shall receive a base annual retainer (the “Base Annual Retainer”) of up to two hundred ten thousand dollars ($210,000) per fiscal year as follows:

2.1.1 Cash: Eighty-five thousand dollars ($85,000) to be paid in monthly installments on the first business day of each month.

2.1.2 RSU Grants: One hundred twenty-five thousand dollars ($125,000) to be paid in the form of restricted stock units (“RSUs”). The RSUs shall be service-based (without performance conditions) and subject to the following terms and conditions (the “RSU Grant Terms”):

a) Grant: RSUs shall be granted to each Director on the date the Director is appointed to the Board and on each subsequent date of the Company’s annual meeting of stockholders (each, a “Grant Date”), subject to the Director’s continued service through the applicable Grant Date. For any Director appointed to the Board after the most recent annual meeting, the number of RSUs granted on the initial Grant Date shall be prorated based

on the fraction of the yearly service period remaining until the next annual meeting, calculated as follows:

Annual RSU award × (Number of days from the Director's appointment date through the day immediately preceding the next annual meeting of stockholders ÷ 365)

Thereafter, the Director shall receive the full annual RSU award on each subsequent Grant Date.

b) Amount: The number of RSUs to be granted on the Grant Date shall be the nearest whole number of shares as determined by dividing one hundred twenty-five thousand dollars ($125,000) by the closing market price of the Company's common stock as listed on the NASDAQ Capital Market on the Grant Date, and if the Grant Date does not fall on a NASDAQ Capital Market trading day, then on the last trading day prior to the Grant Date.

c) Vesting and Form of Award Agreement. Except as otherwise approved by the Board or the Compensation Committee of the Board at the time of grant, the RSUs shall vest in equal quarterly installments over a one-year period following the Grant Date. The RSUs will vest in the event the Director ceases to serve on the Board due to death, disability or removal without cause as described in the form of award agreement approved by the Board. In addition, in the event of a change in control (as defined in the CEA Industries Inc, formerly Surna Inc., 2021 Equity Incentive Plan or any successor plan applicable to a grant of RSUs) in which the awards are not effectively assumed, the RSUs will vest in full, and the resale restrictions will lapse.

2.1.3 Proration: Payments of the Base Annual Retainer shall be prorated, as applicable, based on the days of service on the Board during the applicable calendar month.

2.2 Workload RSU: In connection with each Director's appointment to the Board, and as soon as practicable after the Director's commencement of service, such Director shall receive a one-time, front-loaded RSU award ("Workload RSU") with a target grant date value of eighty thousand dollars ($80,000) to recognize near-term, intensive workload anticipated upon onboarding. Fifty percent (50%) of the Workload RSU vests on the grant date, and the remaining fifty percent (50%) shall vest in equal monthly installments over the following six months, subject to continued service through each vesting date. The number of Workload RSUs to be granted to each Director shall be the nearest whole number of shares as determined by dividing eighty thousand dollars ($80,000) by the closing market price of the Company's common stock as listed on the NASDAQ Capital Market on such Director's first day as a member of the Board, and if such date does not fall on a NASDAQ Capital Market trading day, then on the last trading day prior to such date.

ARTICLE III

ANNUAL RETAINER PREMIUM – COMMITTEE SERVICE

A Director serving as a Chair or a member of a standing committee ("Committee") of the Board immediately following the annual meeting of stockholders shall be paid additional cash retainers for such service as set forth below and payable in accordance with Section 2.1, pro-rated for partial periods of service.

3.1 Audit Committee:

(i) Chair Premium – twenty-five thousand dollars ($25,000)
(ii) Non-Chair Member Premium – ten thousand dollars ($10,000)

3.2 Compensation Committee:

(i) Chair Premium – fifteen thousand dollars ($15,000)
(ii) Non-Chair Member Premium - ten thousand dollars ($10,000)

3.3 Governance and Nominating Committee:

(i) Chair Premium – fifteen thousand dollars ($15,000)
(ii) Non-Chair Member Premium - ten thousand dollars ($10,000)

3.4 Any other Committees of the Board:

(i) Chair Premium – fifteen thousand dollars ($15,000)
(ii) Non-Chair Member Premium – ten thousand dollars ($10,000)

ARTICLE IV

EXPENSE REIMBURSEMENT AND COMPENSATION FOR ADDITIONAL TIME EXPENDED

4.1 Expense Reimbursement. Each Director shall be reimbursed for his or her reasonable out-of-pocket business expenses incurred in connection with attending meetings of the Board or its Committees or in connection with other Board-related business or activities.

4.2 Compensation for Additional Time. Each Director shall be compensated in cash on a "per diem," hourly or other basis at a rate that is reasonable and fair to the Company as determined in the discretion of the Chairman of the Board (or, should the matter be referred to them, the Board or the Compensation Committee), for significant time spent

outside of Board or Committee meetings for meetings or activities outside the scope of normal Board duties, including, without limitation, director training, meeting with Company management or external auditors, participation in internal or external investigations, disputes or proceedings involving the Company or any of its executives or Directors, crisis management, interviewing director candidates or other activities deemed necessary by the Chairman of the Board (or should the matter be referred to them, the Compensation Committee or the entire Board). Any dollar amounts set for a particular unit of time shall be paid on a pro rata basis for time expended that is less than the full unit of time for which a rate was set. The Chairman of the Board shall oversee requests for compensation under this Article IV.

ARTICLE V

ADMINISTRATION

The Compensation Committee shall administer this Policy; provided, however, that the Board shall retain authority to act in lieu of the Compensation Committee as it deems appropriate.

Adopted December 10, 2025